Exhibit 10.30

NAPSTER, INC.

SUMMARY OF COMPENSATION ARRANGEMENTS FOR

EXECUTIVE OFFICERS

Base Salaries. Following are the current annual base salary rates for the executive officers of Napster, Inc. (the “Company”) who will appear in the Summary Compensation Table included in the Company’s proxy statement to be filed with the Securities and Exchange Commission for the Company’s 2008 Annual Meeting of Stockholders and who are currently employed by the Company (the “Named Executive Officers”):

Named Executive Officer	Title	Annual Base Salary
Wm. Christopher Gorog	Chairman of the Board and Chief Executive Officer	$625,000
Bradford D. Duea	President	$300,000
Suzanne M. Colvin	Vice President, Finance and Interim Chief Financial Officer	$300,000
Christopher Allen	Chief Operating Officer	$315,000

Bonuses. None of the Named Executive Officers are entitled to a pre-set fixed minimum or formulaic annual bonus. Instead, any annual bonuses for the Named Executive Officers are determined in the discretion of the Compensation Committee of the Company’s Board of Directors.

Additional Compensation. The Named Executive Officers are also entitled to participate in various Company plans, and are subject to other written agreements, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s proxy statements filed with the Securities and Exchange Commission in connection with the Company’s annual meetings of stockholders.